Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces $11 Million Private Placement

Annapolis, MD (April 15, 2016) – Severn Bancorp, Inc., (Nasdaq: SVBI) (the “Company”) parent company of Severn Savings Bank, FSB (“Severn”), announced today it has entered into definitive agreements with institutional investors and certain directors and executive officers of the Company to sell in a private placement approximately 2 million shares of its common stock at a price of $5.50 per share, resulting in gross proceeds to the Company of approximately $11 million, before deducting expenses. Proceeds from the private placement are expected to be used in part to pay all accrued and unpaid interest and dividends on its Series B Preferred Stock, partially redeem its Series B Preferred Stock, and for general corporate and working capital purposes.

Alan J. Hyatt, President and Chief Executive Officer commented, “This is a very positive move for the Company. This financing will strengthen the Company.  It will support its growth and our efforts to continue to lend in and enhance our community. This is a critical piece to allow us to move forward with all of our plans to be the premier community bank in Anne Arundel County.”

Compass Point Research and Trading, LLC served as the placement agent for this transaction.  The offering and sale of the shares have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be resold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $760 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.